UNITED STATES
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PROSPECT GLOBAL RESOURCES INC.
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Dear PGRX Investor,

I hope this finds you well and ready for a productive 2013.  I wanted to write you for three reasons:

•                  Summarize the proposal described in the Proxy Statement that you just received and provide our view on how important this transaction is to the future of PGRX.

•                  Let you know that our team would be glad to have a call with you to answer any questions, and that we are also available to respond to email questions from you.

•                  As backup and background, I have added some 2012 highlight accomplishments.

As you know, we worked all fall with certain affiliates of certain investment funds indirectly managed by Apollo Global Management, LLC (the “Apollo Investors”).  After extensive due diligence on their part, they proposed and our Board agreed to an investment.  We spent considerable time on this important step in our financing.  I have worked on a broad range of high cost projects, and it is my experience that having a cornerstone strategic partner is a great help.  Apollo’s reputation in sponsoring large natural resource projects could be a major driver for us.  We believe that the Apollo Investors will be active partners with PGRX and provide resources and expertise, as well as relationships with financing sources, including project finance lenders.  Our board unanimously approved the Apollo investment as in the best interests of our shareholders and recommends that our shareholders vote in favor of the proposal.

Given the significance of this proposed transaction to the Company, I ask that you give this your personal attention.  The terms of the Apollo investment are described in detail in the Proxy Statement. Here is a brief summary of some of the terms:

•                  The Apollo Investors will purchase $100 million of convertible secured notes and receive warrants to purchase up to $140 million of additional common stock (based on the initial conversion price of $2.70 for the notes and exercise prices of $2.70 and $3.25 for the two series of warrants, which are subject to weighted average anti-dilution adjustments for issuances at below the then-current conversion/exercise price after November 29, 2012)

•                  The investment’s conversion and exercise prices are at a significant premium to today’s common stock market price (approximately 80% premium on the notes and the first warrant and 115% premium on the second warrant)

•                  The notes will vote with the common stock on an as-converted basis; based on our current capitalization, if the Apollo Investors convert the notes and exercise all of the warrants at the current conversion and exercise prices, they would have 53.8% of the total voting power

•                  The $100 million investment in the notes is subject to several conditions, including completion of a definitive feasibility study meeting specified conditions

•                  If the definitive feasibility study shows that total capital costs to complete the project will exceed 102.5% of our current estimate, up to 7.2 million additional shares will be issued to the Apollo Investors at no cost

•                  The Apollo Investors currently have the right to appoint one director (their appointee is Jim Dietz, a retired senior executive at Potash Corporation of Saskatchewan), and will be entitled to appoint three additional directors upon funding of the notes

•                  The Apollo Investors were granted certain approval rights at the signing of the agreement over certain corporate matters, including financings (with limited exceptions), and upon funding of the notes will have additional approval rights, including over mergers, acquisitions, the annual budget and senior management hires

We have spent a lot of time on the documents, and this investment brings many advantages. The deal is complex and explained in much fuller detail in the Proxy Statement.  As noted our team is available at any time to answer any questions.

On January 16th, there will be a shareholder vote to approve the Apollo transaction.  We would like to have the larger shareholders’ approval before the 16th.  We will owe Apollo a termination fee of $7.5 million plus reimbursement of expenses if our shareholders do not approve the transaction, our board changes its recommendation to approve the transaction or because of a breach by us of the transaction documents. Again, the board and management have considered this transaction very carefully and feel it is the best way forward for the company.

2012 Highlights

PGRX had an exciting year, successfully executing our strategy in all key areas.  Your support was crucial to that progress, so we wanted to review the past 12 months and discuss our future growth.

In 2012 we continued our field program to prove up our resource.  We completed our second phase of drilling with 10 new holes, both infill and delineation, which increased our measured and indicated resource to 35%. We have commenced a third phase of drilling that is necessary in order to complete our Definitive Feasibility Study (DFS) in 2013.

With the completion of the second phase of drilling, Tetra Tech prepared a Status Update of the Feasibility Study.  The interim report validated and updated the assumptions and results from our 2011 Preliminary Economic Assessment.

As we accumulated acreage in the Holbrook Basin, we strategically acquired and leased a combination of state exploration permits and private mineral rights.  This leasehold position allows us to streamline the permitting process and permit our mine through the Arizona state agencies.

The DFS will be the culmination of our drilling, mine planning, process engineering and permitting activities.  This independent third party report will validate the economic viability of our project and convert our measured and indicated resource into proven and probable reserves pursuant to SEC guidelines.   Project finance institutions will use this study as a foundation for their independent engineering and economic evaluation of our project.

We continue to attract significant interest in the capital markets.  In 2012, we raised over $65 million in public offerings and private placements, gained important new investors and increased the equity research coverage of PGRX to four analysts.  The proceeds have funded the drill program, feasibility study, engineering and the acquisition of our partner’s interest in AWP.

A major component of our financing strategy was enlisting a large strategic investor, which we accomplished through our potential transaction with the Apollo Global Investors.  The Apollo Investors’ extensive due diligence included retaining two world class consulting firms, McKinsey and SRK, to help evaluate the Holbrook project.  Our financing strategy also includes structuring a combination of equity, project finance, export/import bank loans and offtake finance.

Through strategic offtake partnerships, we guarantee a market for our product and lock in purchasers with take-or-pay commitments.  In October we partnered with Sichuan Chemical, a large agricultural and chemical company, with an extensive manufacturing, wholesale and retail business throughout China.  This 10 year term contract, with potash pricing floating on world indexes, is valued at over $2 billion for 25% of our production. We are pursuing additional offtake partnerships both domestically and internationally.

As we grow our enterprise both operationally and financially, we have grown our staff at all levels. This summer Brian Wallace joined us as Chief Operating Officer, bringing over 25 years of experience in global business management, chemical manufacturing, sales and marketing.  We added potash experts Anita Marks and Hugh Eisler to lead our technical teams.  This married couple manages surface processing and underground mining.  They led these efforts at Intrepid Potash and have worked over 20 mining projects around North America.  Finally, Damon Barber has recently joined us as Chief Financial Officer.  Damon has over 20 years of experience in the mining sector and brings to PGRX a diverse background of underground mining, investment banking and international executive leadership.

Finally, we believe the longer term fundamentals for potash demand will continue for many years to come.  We think that Ken Cassman’s research at the University of Nebraska captures our direction.  He notes that “business as usual” in agriculture will not meet the global demand for food, feed and fuel by 2050 unless there is a large expansion of crop area or a 60 percent increase in cereal yields.  Noting current stagnant yield trends in some of the world’s most productive cropping systems, Cassman said the key challenge for the industry is to increase food supply by 70 percent on existing crop and pasture land while reducing the environmental footprint of agriculture.

Thank you again for your support.

Pat Avery